Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the financial statements, which appears in the 2004 Annual Report to Shareholders of MGIC Investment Corporation, which is incorporated by reference in MGIC Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 24, 2004 relating to the financial statements, which appears in the Annual Report of MGIC Investment Corporation Profit Sharing and Savings Plan on Form 11-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 28, 2005